Exhibit 99.1


      I.C. Isaacs Reports Fourth Quarter and Full Year Fiscal 2005 Results


     NEW YORK--(BUSINESS WIRE)--March 31, 2006--I.C. Isaacs & Company, Inc. (OTCBB:ISAC), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported fourth quarter and full year 2005 results. For the three months ended December 31, 2005, the Company reported that net sales were $17.5 million compared to $18.3 million in the year ago period. The company reported a fourth quarter net loss of $384 thousand, or ($0.03) per diluted share compared to net income of $1.5 million or $0.11 per diluted share in the prior year period.
     As previously announced, the company incurred a fourth quarter charge of $0.13 related to the settlement of arbitration proceedings commenced against it by a former executive. This settlement was recorded as a non-recurring charge in the fourth quarter of fiscal 2005. Excluding this one-time charge, diluted earnings per share would have increased to $0.10, which was in line with management prior earnings estimates.
     For the 2005 fiscal year, net sales increased 3.3% to $83.3 million compared to $80.7 million in the prior year period. Net income for fiscal 2005 was $6.4 million, or $0.48 per diluted share, compared to net income of $6.2 million, or $0.46 in the prior year period. Excluding the one-time, fourth quarter settlement charge of $0.13, diluted earnings per share for the full year would have been $0.61, an increase of 32.6%.
     Peter Rizzo, Chairman and CEO commented, "We accomplished a great deal over the course of fiscal 2005. The second half of the year represented the final stage of our nearly two-year long project to reposition this company. Over that time, we have eliminated redundancy from our corporate structure, installed a highly capable executive management team, rebuilt the design department, repositioned the Girbaud brand appropriately for growth, and made vast improvements in customer service and the timing of our deliveries."
     Mr. Rizzo continued, "The stage is now set for I.C. Isaacs to use its revitalized operating capabilities to create significant value for our shareholders and our customers. We now have a highly capable platform which we believe can support new products, with expanded tiers of distribution, and additional branded businesses. It is now our mission to not only execute well on our core business, but to diversify and maximize our opportunity for growth."

     Fourth Quarter 2005 Results

     Net sales for the fourth quarter of fiscal 2005 decreased to $17.5 million compared to $18.3 million in the prior year period. Gross profit margins increased 110 basis points to 37.8% in the fourth quarter of 2005 from 36.7% in the fourth quarter of 2004. This decrease in sales and increase in margin reflects the Company's planned exit from approximately two hundred unproductive men's and women's doors that commenced last year.
     Operating expense for the fourth quarter was $8.2 million, or 47.0% of sales compared to $6.5 million, or 34.0% of sales in the prior year period. Excluding the $1.75 million litigation charge, operating expense in the fourth quarter would have been $6.5 million, or 37.0% of sales compared to $6.3 million, or 34.0% in the prior year period.

     Full Year 2005 Results

     Net sales for fiscal 2005 increased 3.3% to $83.3 million compared to $80.7 million in the prior year period.
     Gross profit margins increased 260 basis points to 41.1% in 2005 from 38.5% in 2004. The Company experienced higher gross profit and gross margins due to higher initial markups on its products and better performance liquidating unsold inventory, particularly in the second half of 2005.
     Operating income as a percentage of net sales was 6.8% in fiscal 2005, compared to 7.2% in fiscal 2004. Excluding the one-time settlement charge, operating margin for the full year would have improved 170 basis points to 8.9%.
     Net income for the 2005 fiscal year was $6.4 million, or $0.48 per diluted share compared to net income of $6.2 million, or $0.46 in the prior year period. Excluding the one-time settlement charge of $0.13 in the fourth quarter, diluted earnings per share for the full year would have been $0.61, an increase of 30.4%.

     Fiscal 2006 Operating Forecast

     The company is comfortable it will grow earnings at least 10% in the first half of fiscal 2006 with the growth occurring in the second quarter. For the full 2006 fiscal year, the company expects earnings to grow at a pace of approximately 20% over the 2005 diluted earnings per share result of $0.61, excluding the one-time settlement charge.
     Mr. Rizzo concluded, "We look forward to expanding our customer base and growing results in fiscal 2006. The quality and design of our improved product offering is gaining momentum with our customers, which will accelerate sales and profitability beginning in the second quarter. We are encouraged by the trends we are seeing in our bookings and look forward to maximizing our performance for our shareholders."

     About I.C. Isaacs & Company

     I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.
     This press release includes disclosures of certain non-GAAP financial measures, as such the term is defined under SEC Regulation G. Management believes the non-GAAP financial measures employed in this release will help an investor to understand the impact of a non-recurring charge on the Company's financial position and the results of its operations.
     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2006, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2006 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the result of improved operating procedures will have on the order backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

     (financial tables below)


                           I.C. Isaacs & Company, Inc.
                      Consolidated Statements of Operations
                      (000's omitted except per share data)

                                  Three Months Ended   Year Ending
                                     December 31,      December 31,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Net sales                          $17,541  $18,329  $83,289  $80,649
Cost of sales                       10,913   11,595   49,070   49,583
                                   -------- -------- -------- --------

Gross profit                         6,628    6,734   34,219   31,066
                                   -------- -------- -------- --------

Operating Expenses
  Selling                            2,380    2,583   10,834   10,413
  License fees                       1,138    1,323    5,114    5,330
  Distribution and shipping            585      488    2,248    1,968
  General and administrative         2,386    1,835    8,604    7,532
  Litigation settlement              1,750       --    1,750       --
                                   -------- -------- -------- --------

Total operating expenses             8,239    6,229   28,550   25,243
                                   -------- -------- -------- --------

Operating (loss) income             (1,611)     505    5,669    5,823
                                   -------- -------- -------- --------

Other income (expense)
  Interest, net of interest income     (92)    (146)    (436)    (729)
  Other, net                            --        1       --       26
                                   -------- -------- -------- --------

Total other income (expense)           (92)    (145)    (436)    (703)
                                   -------- -------- -------- --------

Income (loss) before income taxes   (1,703)     360    5,233    5,120
Income tax benefit, net              1,139    1,139    1,178    1,045
                                   -------- -------- -------- --------
Net income (loss)                    $(384)  $1,499   $6,411   $6,165
                                   -------- -------- -------- --------


Basic income (loss) per share       $(0.03)   $0.13    $0.55    $0.55
Basic weighted average shares
 outstanding                        11,799   11,545   11,729   11,264
Diluted income (loss) per share $(0.03) $0.11 $0.48 $0.46 Diluted weighted average shares
 outstanding                        13,275   13,636   13,397   13,355


                           I.C. Isaacs & Company, Inc.
                           Consolidated Balance Sheets
                      (000's omitted except per share data)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
Assets
Current
  Cash, including temporary investments of
   $561 and $70                                     $943       $1,046
  Accounts receivable, less allowance for
   doubtful accounts of $700 and $316             14,829       10,016
  Inventories                                      5,287        8,317
  Deferred tax asset                               2,517        1,193
  Prepaid expenses and other                         404          510
                                             ------------ ------------

    Total current assets                          23,980       21,082
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         2,839        2,087
Other assets                                         323        4,663
                                             ------------ ------------

                                                 $27,142      $27,832
                                             ============ ============
Liabilities And Stockholders' Equity
Current
  Checks issued against future deposits             $447          $--
  Revolving line of credit                            --          223
  Current maturities of long-term debt             2,893        3,366
  Accounts payable                                 2,064        3,098
  Accrued expenses and other current
   liabilities                                     5,492        5,799
                                             ------------ ------------

    Total current liabilities                     10,896       12,486
                                             ------------ ------------

Long-term debt                                     1,726        3,192

Minimum pension liability                          1,377           --

Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 12,967 and 12,722
   shares issued; 11,790 and 11,614 shares
   outstanding                                         1            1
  Additional paid-in capital                      44,295       44,101
  Accumulated deficit                            (23,214)     (29,625)
  Accumulated other comprehensive income          (5,616)          --
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                             ------------ ------------

    Total stockholders' equity                    13,143       12,154
                                             ------------ ------------

                                                 $27,142      $27,832
                                             ============ ============



     CONTACT: I.C. Isaacs & Company, Inc.
              Investor Relations:
              Integrated Corporate Relations
              James Palczynski/Bill Zima
              203-682-8200